Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Ballantyne Strong, Inc.

Charlotte, North Carolina

We consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-238757) and Form S-8 (File No. 333-03849, No. 333-116739, No. 333-139177, No. 333-153408, No. 333-218770, No. 333-169115, No. 333-196019, No. 333-207921, and No. 333-235552) of Ballantyne Strong, Inc. (the “Company”) of our report dated March 24, 2022, relating to the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.

/s/ HASKELL & WHITE LLP
HASKELL & WHITE LLP

Irvine, California

March 24, 2022